Exhibit 10.3

EXECUTION VERSION

 SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (this “Second Amendment”) is made as of this 11th day of May, 2012 by and among A123 SYSTEMS, INC., a Delaware corporation (“A123”) and A123 SECURITIES CORPORATION, a Massachusetts corporation (“A123 Securities”, and together with A123, individually and collectively, jointly and severally, the “Borrowers” and each a “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (as defined herein) (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), a California corporation, as the Issuing Lender, and SVB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and the Administrative Agent are party to that certain Credit Agreement dated as of September 30, 2011, as amended by a certain First Amendment to Credit Agreement dated as of March 6, 2012 (as further amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to modify and amend certain terms and conditions of the Credit Agreement, subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrative Agent, the Lenders and the Borrowers agree as follows:

1.             Capitalized Terms.  All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.             Amendment to Recitals of the Credit Agreement.  The third “Whereas” paragraph of the Credit Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, the Lenders have agreed to extend a loan facility to the Borrowers, upon the terms and conditions specified in this Agreement, in an aggregate principal amount of up to Fifteen Million Dollars ($15,000,000), comprised exclusively of a letter of credit facility in the aggregate availability amount of up to Fifteen Million Dollars ($15,000,000) (as a sublimit of the loan facility), subject to the terms herein; and”

3.             Termination of Commitment to Make Revolving Loans.               Notwithstanding anything to the contrary contained in the Credit Agreement, the Borrowers acknowledge and agree that:

(a)                                  The Revolving Facility is hereby, and shall be irrevocably terminated with respect to Commitments to make Revolving Loans;

(b)                                 The Borrowers may not borrow under the Revolving Commitments at any time after the Second Amendment Effective Date during the remainder of the Revolving Commitment Period;

(c)                                  The Borrowers shall not submit any further Notice of Borrowing to the Administrative Agent; and

(d)                                 From and after the Second Amendment Effective Date, the only available extension of credit under the Revolving Commitment shall be Letters of Credit issued under the L/C Commitment.  Requests for the issuance of a Letter of Credit shall be made in accordance with Section 3 of the Credit Agreement.

4.             Deletion of Certain Provisions in the Credit Agreement.  The following provisions are hereby deleted from the Credit Agreement:

(a)                                  The following definitions in the Credit Agreement are hereby deleted: Additional Revolving Commitment Lender, Borrowing Base, Consolidated Tangible Net Worth, Consolidated Liquidity Ratio, Eligible Accounts, Eligible Foreign Accounts, Eligible Inventory, Overadvance, Reserves, Revolving Commitment Increase, Revolving Commitment Increase Effective Date, Refunded Swingline Loans, Swingline Commitment, Swingline Lender, Swingline Loan Note, Swingline Loans, and Swingline Participation Amount.

(b)                                 The provisions of the following Sections of the Credit Agreement are hereby deleted: 2.3, 2.4, 2.5, 2.6, 2.9, 2.10, 2.11, 2.24, 3.11, and 4.25, 5.2(c), and the following is inserted in their place in each instance: “[Reserved]”.

5.             Amendments to Section 1.1 (Defined Terms) of the Credit Agreement.  Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)                                  The definition of “L/C Commitment” is hereby amended and restated in its entirety as follows:

““L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate L/C Commitment shall not exceed Fifteen Million Dollars ($15,000,000) at any time.”

(b)                                 The definition of “Liquidity” is hereby amended and restated in its entirety as follows:

““Liquidity”: at any time, the aggregate amount of Qualified Cash held at such time by the Borrowers.”

(c)                                  The definition of “Liquidity Event” is hereby amended by deleting the figure “$75,000,000” contained therein, and substituting the figure “$60,000,000” in its place.

(d)                                 The definition of “Revolving Commitments” is hereby amended and restated in its entirety as follows:

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to issue Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder).  The L/C Commitment is a sublimit of the Total Revolving Commitments.

(e)                                  The definition of “Total L/C Commitments” is hereby amended and restated in its entirety as follows:

““Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.8 or 3.5(b).  The amount of the Total L/C Commitments on the Second Amendment Effective Date is Fifteen Million Dollars ($15,000,000).”

(f)                                    The definition of “Total Revolving Commitments” is hereby amended and restated in its entirety as follows:

““Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The L/C Commitment is a sublimit of the Total Revolving Commitments.”

(g)                                 The definition of “Second Amendment Effective Date” is hereby inserted in its appropriate alphabetical order as follows:

““Second Amendment Effective Date”: is May    , 2012”

6.             Amendments to Section 2.2(a) (Amount and Terms of Commitments) of the Credit Agreement.  Section 2.2(a) is hereby amended and restated in its entirety as follows:

(a)           Subject to the terms and conditions hereof, the Issuing Lender agrees to issue

Letters of Credit in accordance with Section 3.

7.             Amendment to Section 3.10(a) (Cash Collateral) of the Credit Agreement.  Section 3.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)         Certain Credit Support Events.  Upon (i) the Second Amendment Effective Date, with respect to all outstanding Letters of Credit and L/C Exposure outstanding as of that date, and (ii) the date of submission by the Borrowers of any Application for the issuance of a Letter of Credit in accordance with Section 3.2 above, with respect to Letters of Credit to be issued after that date, and as a condition precedent to the issuance of any additional Letters of Credit, the Borrowers shall Cash Collateralize the then effective amount of all L/C Exposure, including the amount of any L/C Exposure related to the Letters of Credit included in the Application.  Immediately upon the Issuing Lender honoring any full or partial drawing request under any Letter of Credit, the Administrative Agent and the Issuing Lender may offset and apply from the Cash Collateral an amount necessary to satisfy all resulting L/C Disbursements, Issuing Lender Fees, and all costs, expenses, and other Obligations incidental thereto.”

8.             Amendment to Section 5.2(b) (Transaction Report) of the Credit Agreement.  Section 5.2(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)         [Reserved].”

9.             Amendment to Section 6.2(g).  Section 6.2(g) is hereby amended and restated in its entirety as follows:

“(g)         on the Second Amendment Effective Date, and bi-weekly thereafter, on the last Business Day of each such bi-weekly period, a Liquidity Report, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion, including, without limitation, a cash flow report in form and substance acceptable to Bank, in its reasonably discretion; provided that, upon the occurrence and during the continuance of any Liquidity Event, such Liquidity Report and cash flow report shall be delivered weekly, on the last Business Day of each week;”

10.           Amendment to Section 6.7.  Section 6.7 is hereby amended and restated in its entirety as follows:

“6.7        Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities consistent with past practice, and (b) permit representatives and independent contractors of the Administrative Agent, in Administrative Agent’s sole discretion, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants.”

11.           Amendment to Section 6.12(e) of the Credit Agreement.  Section 6.12(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e)         At the request of the Administrative Agent, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral in excess of $500,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.  After the Closing Date, no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, without the prior written consent of the Administrative Agent (which consent, in the Administrative Agent’s discretion, may be conditioned upon the exclusion from the Borrowing Base of Inventory at that location or the establishment of Reserves acceptable to the Administrative Agent) or unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location.  Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.”

12.           Amendment to Section 7.1 (Financial Condition Covenants) of the Credit Agreement.  Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.1        Financial Condition Covenant.  Consolidated Liquidity.  At any time during any fiscal month of the Borrowers permit the Borrowers’ Liquidity to be less than $40,000,000.”

13.           Amendments to Schedules of the Credit Agreement. Schedule 1.1A (Commitments and Aggregate Exposure Percentages) to the Credit Agreement is hereby deleted in its entirety and replaced by Schedule 1.1A attached hereto as Exhibit A:

14.           Creation of Non-Loan Party Subsidiary.  Borrower has advised Administrative Agent that A123 has created a wholly-owned Subsidiary, Grid Storage Holdings LLC, a Delaware limited liability company (“Gridstorage”).  As of the date hereof, Administrative Agent will not require Gridstorage to become party to the Collateral Agreement as a guarantor of the Borrower’s Obligations.  Notwithstanding the forgoing or any other terms of the Credit

Agreement, Borrowers hereby represent, warrant and covenant to the Administrative Agent and the Lenders that Borrower shall not, without the prior written consent of the Administrative Agent, (i) incur, create, assume or suffer to exist any additional Indebtedness or other liabilities or financial obligations with respect to Gridstorage, (ii) make any additional Investments in Gridstorage, (iii) transfer any assets to Gridstorage, including, without limitation, any Intellectual Property; or (iv) permit Gridstorage to conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those permitted under the Credit Agreement or own, lease, manage or otherwise operate any properties or assets.

15.           Consent to Additional Subordinated Indebtedness.  Borrowers have advised the Administrative Agent that A123 intends to obtain additional Subordinated Indebtedness in an aggregate amount of up to $50,000,000, substantially on the terms and conditions previously disclosed to Administrative Agent in writing (the “2012 Sub Debt Terms”).  The Administrative Agent hereby consents to the incurrence by A123 of the additional Subordinated Indebtedness so long as the final terms and conditions of such Subordinated Indebtedness conform in all material respects to the terms and conditions of the 2012 Sub Debt Terms.

16.           Conditions Precedent to Effectiveness.  This Second Amendment shall not be effective until each of the following conditions precedent has been fulfilled prior to or concurrently herewith, each to the satisfaction of the Administrative Agent (such date, the “Second Amendment Effective Date”):

(a)                                  The Administrative Agent shall have received a counterpart of this Second Amendment and the Disbursement Authorization Letter signed by each party hereto or written evidence satisfactory to the Administrative Agent (including by telecopy or other electronic transmission of a signed signature page) that each party has signed a counterpart of this Second Amendment and the Disbursement Authorization Letter.

(b)                                 The Administrative Agent shall have received a Liquidity Report, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion, including, without limitation, a cash flow report in form and substance acceptable to the Administrative Agent, in its reasonable discretion.

(c)                                  The Administrative Agent shall have received a fully executed Secretary’s Certificate from each Borrower, in substantially the form of Exhibit C attached hereto.

(d)                                 All obligations of Borrowers owed to the Administrative Agent and the Lenders shall be cash-collateralized as may be required by, and to the satisfaction of, the Administrative Agent.

(e)                                  All necessary consents and approvals to this Second Amendment shall have been obtained.

(f)                                    Updated evidence of insurance from each Borrower, in form and substance acceptable to the Administrative Agent.

(g)                                 After giving effect to this Second Amendment, no Default or Event of Default shall have occurred and be continuing.

(h)                                 After giving effect to this Second Amendment, the representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties (i) relate solely to an earlier date, in which case they shall be true and correct as of such date or (ii) are qualified by materiality in the text thereof, in which case they shall be true and correct in all respects).

(i)                                     The Loan Parties shall have paid all fees and expenses required to be paid in connection with this Second Amendment to the Administrative Agent to the extent invoiced on or prior to the Second Amendment Effective Date.

17.           Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)                                  It has all requisite power and authority to enter into this Second Amendment and to carry out the transactions contemplated hereby.

(b)                                 The execution, delivery, and performance of this Second Amendment (i) have been duly authorized by all necessary action, and (ii) do not and will not (A) violate any material Requirement of Law binding on it or its Subsidiaries, (B) violate any material Contractual Obligation of it or its Subsidiaries, except to the extent that any such violation could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Borrowers or their business, (C) result in or require the creation or imposition of any Lien upon any properties or assets of any Group Member pursuant to any Requirement of Law or any such Contractual Obligation, other than Liens created by the Security Documents, or (D) require any approval of any Group Member’s interestholders or any approval or consent of any Person under any material Contractual Obligation of any Group Member, other than consents or approvals that have been obtained or made and that are still in force and effect and except, in the case of material Contractual Obligations, for consents or approvals, the failure of which to obtain could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Borrower or its business.

(c)                                  No material authorization or material approval by, and no notice to or filing with, a Governmental Authority is required in connection with the due execution, delivery and performance by it of this Second Amendment, other than authorizations or approvals that have been obtained or made and that are still in force and effect.

(d)                                 This Second Amendment has been duly executed and delivered by it and is a legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles (whether enforcement is sought by proceedings in equity or law) or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(e)                                  No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against any Group Member.

(f)                                    No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Second Amendment.

(g)                                 The representations and warranties set forth in this Second Amendment, the Credit Agreement (as amended by this Second Amendment) and the transactions contemplated hereby and set forth in the other Loan Documents to which it is a party, are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties (i) relate solely to an earlier date, in which case they shall be true and correct in all material respects as of such date or (ii) are qualified by materiality in the text thereof, in which case they shall be true and correct in all respects).

18.           Fees.  In addition and supplemental to any fees that may be due and payable under the Credit Agreement, Borrower shall pay to Administrative Agent an amendment fee of Fifty Thousand Dollars ($50,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof.  Borrower shall also reimburse Administrative Agent for all reasonable outstanding legal fees and expenses incurred to date, whether incurred in connection with this Second Amendment or otherwise under the Loan Documents.

19.           Collateral Information Certificate.  Other than as provided in this Second Amendment, each Loan Party hereby acknowledges, confirms and agrees the disclosures and information provided to the Administrative Agent in each Collateral Information Certificate delivered on the Closing Date have not changed, as of the date hereof.

20.           Payment of Costs and Expenses. Borrower shall pay to the Administrative Agent all costs and all reasonable out-of-pocket expenses in connection with the preparation, negotiation, execution and delivery of this Second Amendment and any documents and instruments relating hereto (which costs include, without limitation, the reasonable fees and expenses of outside counsel retained by Administrative Agent, in each case, as set forth in Section 10.5 of the Credit Agreement).

21.           Choice of Law.  This Second Amendment and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

22.           Counterpart Execution.  This Second Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Second Amendment by signing any such counterpart.  Delivery of an executed counterpart of this Second Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Second Amendment.  Any party delivering an executed counterpart of this Second Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Second Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Second Amendment.

23.           Effect on Loan Documents.

(a)                                  The Credit Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects.  The execution, delivery, and performance of this Second Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document.  The consents, modifications and other agreements herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse any non-compliance with the Loan Documents, and shall not operate as a consent or waiver to any matter under the Loan Documents.  Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect.  To the extent any terms or provisions of this Second Amendment conflict with those of the Credit Agreement or other Loan Documents, the terms and provisions of this Second Amendment shall control.

(b)                                 Upon and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c)                                  To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Second Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d)                                 This Second Amendment is a Loan Document.

(e)                                  Unless the context of this Second Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

24.           Entire Agreement.  This Second Amendment, and terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

25.           Integration.  This Second Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

26.           Reaffirmation of Obligations.  Each Loan Party hereby reaffirms its obligations under each Loan Document to which it is a party.  Each Loan Party hereby further ratifies and reaffirms the validity and enforceability of all of the Liens heretofore granted, pursuant to and in connection with the Collateral Agreement or any other Loan Document to the Administrative Agent on behalf and for the benefit of the Lenders and the Issuing Lender, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof.

27.           Ratification.  Each Loan Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof and as amended hereby.

28.           Severability.  In case any provision in this Second Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Second Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have executed this Second Amendment by their respective duly authorized officers.

BORROWERS:

A123 SYSTEMS, INC.
as a Borrower

By:
Name:
Title:

A123 SECURITIES CORPORATION
as a Borrower

By:
Name:
Title:

ADMINISTRATIVE AGENT and LENDER, constituting all Lenders

SILICON VALLEY BANK

By:
Name:
Title:

[Signature Page to Second Amendment to Credit Agreement]

EXHIBIT A

SCHEDULE 1.1A

COMMITMENTS
AND AGGREGATE EXPOSURE PERCENTAGES

REVOLVING COMMITMENTS

Lender	Revolving Commitment (consisting of solely the L/C Commitment)	Revolving Percentage

Silicon Valley Bank	$15,000,000	100%

L/C COMMITMENT

Lender	L/C Commitment	L/C Percentage

Silicon Valley Bank	$15,000,000	100%